Exhibit 10.34

RPX CORPORATION 2011 EQUITY INCENTIVE PLAN:

NOTICE OF STOCK UNIT AWARD

You have been granted stock units representing shares of common stock of RPX Corporation (the “Company”) on the following terms:

Name of Recipient:	«Name»

Total Number of Units Granted:	«TotalUnits»

Date of Grant:	«DateGrant»

Vesting Commencement Date:	«VestDay»

Vesting Schedule:	The first «CliffPercentage» of the stock units subject to this award will vest on «Initial Vest Date» and an additional «IncrementalPercentage» of the stock units subject to this award will vest on the final day of each «IncrementalPeriod»-month period thereafter, provided that you remain in continuous service as an Employee or Consultant (“Service”) through each vesting date.

You and the Company agree that these stock units are granted under and governed by the terms and conditions of the 2011 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are attached to and made a part of this document. Capitalized terms not otherwise defined in this Notice of Stock Unit Award shall have the meanings assigned in the Plan.

You further agree to accept by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

You further agree to comply with the Company’s Insider Trading Policy (or any successor thereto) when selling shares of the Company’s Common Stock.

RECIPIENT:	RPX CORPORATION

By:
Title:

RPX CORPORATION 2011 EQUITY INCENTIVE PLAN:

STOCK UNIT AGREEMENT

Grant of Units & Defined Terms

Subject to all of the terms and conditions set forth in the Notice of Stock Unit Award, this Agreement and the Plan, the Company has granted to you the number of stock units set forth in the Notice of Stock Unit Award.

Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned in the Plan.

For all purposes applicable to your stock units, “Service” means your continuous service as an Employee or Consultant.

Payment for Units	No payment is required for the stock units that you are receiving.

Vesting	The stock units vest in accordance with the vesting schedule set forth in the Notice of Stock Unit Award. No additional stock units will vest after your Service has terminated for any reason.

Forfeiture	If your Service terminates for any reason, then your stock units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination of your Service. This means that any stock units that have not vested under this Agreement will immediately be cancelled. You receive no payment for stock units that are forfeited.

The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work	For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on an unpaid leave of absence that lasts more than thirty days, then, to the extent permitted by applicable law, the vesting schedule specified in the Notice of Stock Unit Award will be suspended on the thirty-first day of such unpaid leave and no additional stock units will vest during the remainder of such leave.
Vesting will resume when you return to active Service. If you go on a paid leave of absence, the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave.

If you commence working on a part-time basis, the Company may adjust the vesting schedule so that the rate of vesting is commensurate with your reduced work schedule.

Settlement of Units

Each of your stock units will be settled when it vests (unless you and the Company have agreed in writing to a later settlement date pursuant to procedures that the Company may prescribe at its discretion). At the time of settlement, you will receive one share of the Company’s common stock for each vested stock unit. The shares to be issued upon vesting of the stock units will be issued as soon as reasonably practicable on or following the vesting date, but in any event within 30 days of such vesting date.

No fractional shares will be issued upon settlement.

Section 409A

This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations, and it is determined that settlement of these stock units is not exempt from Code Section 409A. If this paragraph applies, then any stock units that otherwise would have been settled during the first six months following your separation from service will instead be settled on the first business day following the earlier of (i) the six-month anniversary of your separation from service or (ii) your death, unless the event triggering vesting is an event other than your separation from service.

Each installment of stock units that vests is hereby designated as a separate payment for purposes of Code Section 409A.

Nature of Stock Units	Your stock units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock on a future date. As a holder of stock units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your stock units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your stock units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any stock units. For instance, you may not use your stock units as security for a loan.

Beneficiary Designation	You may dispose of your stock units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested stock units that you hold at the time of your death.

Withholding Taxes	No stock certificates will be distributed to you unless you have made arrangements satisfactory to the Company for the payment of any withholding taxes that are due as a result of the vesting or settlement of these stock units (the “Tax Withholding Obligations”). Prior to any relevant taxable event, you will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Withholding Obligations. These arrangements include payment in cash. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) surrendering shares that you previously acquired or (c) withholding cash from other compensation. However, unless you notify the Company’s stock plan administrator that you will pay the Tax Withholding Obligations in cash or make alternative arrangements satisfactory to the Company to satisfy the Tax Withholding Obligations, in either case at a time when you are permitted to sell shares under the Company’s Insider Trading Policy and at least two weeks prior to the date the stock units vest, the Company will satisfy the Tax Withholding Obligations applicable to such stock units by withholding shares of Company stock that would otherwise be issued to you when the stock units are settled (this method of satisfying your Tax Withholding Obligations is referred to as “Stock Withholding”). The fair market value of any withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes. Notwithstanding the foregoing, the Board of Directors or Compensation Committee of the Board of Directors may determine to discontinue Stock Withholding with respect to any future vesting date.

To the extent you fail to make satisfactory arrangements for the payment of any Tax Withholding Obligations, you will permanently forfeit the applicable stock units.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment at Will	Your award or this Agreement does not give you the right to be retained by the Company, a Parent, a Subsidiary or an Affiliate in any capacity. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your stock units will be adjusted accordingly, as the Company may determine pursuant to the Plan.

Effect of Corporate Transaction	If the Company is a party to a merger, consolidation or certain corporate transactions, then your stock units will be subject to the applicable provisions of Article 9 of the Plan, provided that any action taken must either (a) preserve the exemption of your stock units from Code Section 409A or (b) comply with Code Section 409A.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan is incorporated in this Agreement by reference. In the event of any conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

The Plan, this Agreement and the Notice of Stock Unit Award constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE

TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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